                                                                     EXHIBIT 2.1

                                   AGREEMENT

        This Agreement, dated as of May 9, 1997, is made by and among Symons Corporation, a Delaware corporation (the "COMPANY"), the stockholders of the Company named on Exhibit "B" hereto (collectively, the "STOCKHOLDERS"), and Dayton Superior Corporation, an Ohio corporation ("PURCHASER").

                                    RECITALS

        A. The Company is engaged in the business of manufacturing, selling and renting concrete forms, equipment and systems and concrete accessories and hardware. The Stockholders own 5,000 shares (constituting 100%) of the outstanding Common Stock, par value $.0l per share (the "STOCK"), of the Company.

        B. Purchaser is engaged in the manufacture and distribution of specialized metal accessories used in concrete and masonry construction.

        C. On the terms and subject to the conditions herein, on the Closing Date, Purchaser will purchase from Merrill L. Nash ("NASH"), and Nash will sell to Purchaser, 2,500 shares of the Stock, in exchange for cash in the amount of $12,000,000 and a promissory note of Purchaser in the form of EXHIBIT A (the "NOTE") in the principal amount of $5,000,000. The Note (i) will be due on the seventh anniversary of the Closing Date (as herein defined), (ii) will bear interest at a rate of 10.5%, compounded semi-annually and payable monthly, (iii) may be redeemed in whole at the option of Purchaser at any time after the death of Nash, and (iv) may be redeemed in whole or in part at the option of Nash at any time after the first anniversary of the Closing Date.

        D. On the terms and subject to the conditions herein, on the Closing Date, Purchaser will purchase from the Stockholders other than Nash (the "GASTON STOCKHOLDERS"), and the Gaston Stockholders will sell to Purchaser, an aggregate of 2,500 shares of the Stock, for cash in the amount of $6,800 per share (an aggregate of $17,000,000). The Gaston Stockholders acknowledge that they were offered a Note as part of their consideration in lieu of cash and declined to accept a Note.

        E. On the Closing Date, Purchaser will cause the Company to pay in full the then outstanding principal amount of the notes of the Company payable to Stockholders, and all interest thereon, in accordance with their present terms listed on Schedule 3.2(c).

                                   AGREEMENT
                                   ---------

        In consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

        1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

        "BALANCE SHEET DATE" shall mean August 31, 1996.

        "CLOSING" shall mean the closing of the transactions contemplated by this Agreement, as provided in Article III.

        "CLOSING BALANCE SHEET" shall mean the audited balance sheet of the Company as of the opening of business on the Closing Date, prepared in accordance with Section 2.3 hereof.

        "CLOSING DATE" shall mean the date on which the Closing occurs, which shall be the fifth business day following the date on which the last condition in Articles VII and VIII is satisfied (other than those conditions which by their terms are to be satisfied on the Closing Date), or such other date as Purchaser and Stockholders shall mutually agree.

        "CODE" shall mean the Internal Revenue Code of 1986, as amended.

        "CONTRACTS" shall mean all of the Company's agreements, contracts, licenses, leases or commitments, written or oral.

        "CUT-OFF DATE" shall mean the earlier of ten months from the date hereof or the date that is 60 days after the last of the conditions in Sections 7.2, 7.3, 8.2 and 8.3 hereof has been satisfied.

        "DISCLOSURE SCHEDULE" shall mean the schedule attached hereto which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by Article IV hereof and other provisions of this Agreement.

        "ENVIRONMENTAL CONDITIONS" means the introduction into, or presence in, the environment prior to Closing of any Hazardous Substance (whether or not upon any property of the Company) as a result of which the Company has any obligation under Environmental Laws to provide notice, investigate or remediate, or by reason of which any property of the Company may be subjected to any Lien.

        "ENVIRONMENTAL LAWS" shall mean the terms of all laws as they exist at the Closing Date which regulate or relate to the protection or clean-up of the environment, or the use, treatment,

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storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances.

        "FACILITIES" shall mean the plants, offices, production facilities, warehouses and related facilities of the Company.

        "FIXTURES AND EQUIPMENT" shall mean all of the furniture, fixtures, furnishings, machinery and equipment owned or used by the Company.

        "HAZARDOUS SUBSTANCE" shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, reactive, corrosive, ignitible or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

        "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "KNOWLEDGE OF THE COMPANY" or words of similar effect shall mean that, without having conducted any special investigation, none of Nash, Don Gaston, Ray Bartholomae or Charles Dishinger has actual knowledge of any exceptions.

        "LIEN" shall mean any mortgage, lien, pledge, claim, encumbrance, charge, security interest, option or restriction of any kind.

        "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, assets, or properties of the Company, taken as a whole, or on the financial condition or results of operations of the Company, or on the ability of the Company or any Stockholder to consummate the transactions contemplated hereby.

        "MATERIAL LIEN" shall mean any Lien other than (a) mechanic's, materialmen's, and similar liens arising in the Ordinary Course of Business, (b) liens for taxes not yet due and payable or which the taxpayer is contesting in good faith by appropriate proceedings, (c) purchase money liens, (d) liens granted pursuant to the provisions of the Company's credit agreements in accordance with their terms as they exist on the date hereof to the lenders under such credit agreements, and (e) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, and which, individually and in the aggregate, (x) do not materially interfere with the use to which the asset is presently devoted by the Company and (y) do not have a Material Adverse Effect.

        "NET WORTH" shall mean total assets minus total liabilities as set forth on the Closing Balance Sheet.

        "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency).

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        "OWNED REAL PROPERTY" shall mean all real property owned by the Company, including, without limitation, all rights, easements and privileges appertaining or relating thereto and all buildings, fixtures, and improvements located thereon, which real property is listed on Schedule 4.8.

        "PASADENA FACILITY" shall mean the Company's office located at 251 South Lake Street, Pasadena, California.

        "PERMITS" shall mean the material licenses, permits and other governmental authorizations required by the Company to carry on its business as presently conducted, all of which are listed in Schedule 4.16.

        "PROPRIETARY RIGHTS" shall mean all of the patents, patent applications, trade secrets, trade names, trademarks, together with the goodwill associated therewith, inventions, processes, designs, formulas, know-how, software and other industrial and intellectual property rights owned by the Company.

        "RELEASE" shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment in violation of Environmental Laws of any Hazardous Substance prior to the Closing.

        "RENTAL FLEET" shall mean the concrete forming equipment of the Company which in the Ordinary Course of Business is leased or rented to others.

        1.2 OTHER DEFINED TERMS. The following terms shall have the meanings defined for such terms in the Sections set forth below:

           Term                                                 Section
           ----                                                 -------

               Accounting Firm                              2.3
               Act                                          4.1(d)
               Affiliate                                    4.13(a)
               Audited Financial Statements                 4.5
               Benchmark                                    2.2
               Company                                      Heading
               Compensation Plan                            4.18(a)
               Damages                                      10.2(a)
               Employee Plans                               4.18(a)
               Environmental Remediation Claim              10.2(c)
               ERISA                                        4.18(a)
               Financial Statements                         4.5
               GAAP                                         2.3
               Gaston Stockholders                          Recital D
               Indemnified Party                            10.2(c)
               Interim Financial Statements                 4.5
               Nash                                         Recital C
               Note                                         Recital C

                                       4
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               Notice of Disagreement                       2.2
               Pension Plan                                 4.18(a)
               Post-Closing Tax Period                      4.13(a)
               Pre-Closing Tax Period                       4.13(a)
               Purchaser                                    Heading
               Required Consents                            4.10
               Returns                                      4.13(a)
               Second Request                               11.7
               Stock                                        Recital A
               Stockholders                                 Heading
               Straddle Periods                             4.13(c)
               Straddle Taxes                               4.13(c)
               Tax                                          4.13(a)
               Tax Asset                                    4.13(a)
               Tax Claim                                    10.2(d)
               Taxing Authority                             4.13(a)
               Third Party Claim                            10.2(c)
               Welfare Plan                                 4.18(a)


                                   ARTICLE II
                               PURCHASE AND SALE

        2.1 PURCHASE AND SALE. On the terms and subject to the conditions herein, on the Closing Date:

            (a) Nash will sell, assign, transfer and deliver to Purchaser, and Purchaser will acquire absolute ownership of, 2,500 shares of the Stock, free and clear of Liens other than those arising from acts of Purchaser or its affiliates, in exchange for the consideration set forth in Recital C.

            (b) Each of the Gaston Stockholders severally will sell, assign, transfer and deliyer to Purchaser, and Purchaser will acquire absolute ownership of, that number of shares of Stock set forth opposite the name of such Gaston Stockholder on Exhibit B (and totalling 2,500 shares of the Stock), free and clear of Liens other than those arising from acts of Purchaser or its affiliates, in exchange for the consideration set forth in Recital D.

        2.2 ADJUSTMENT. On the first business day immediately following the day on which the Closing Balance Sheet is finalized pursuant to Section 2.3 hereof, an amount equal to the difference, if any, between Net Worth and $21,438,000 (the "BENCHMARK") shall be determined by Purchaser's independent auditors. If the Net Worth on the Closing Date is less than the Benchmark, the Stockholders shall pay to Purchaser the amount of the difference; and if the Net Worth on the Closing Date is more than the Benchmark, Purchaser shall pay to the Stockholders the amount of the difference. All payments will be in immediately available funds and payments by or to the Stockholders shall be made in the proportions in which they own Stock as set forth on Exhibit B.


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

        2.3 CLOSING BALANCE SHEET. The Company will cause to be prepared and delivered to the Stockholders, within 60 days after the Closing Date, the Closing Balance Sheet. The Closing Balance Sheet shall be prepared by Purchaser's independent auditors from the books and records of the Company in accordance with United States generally accepted accounting principles ("GAAP"), applied on a basis consistent with the policies employed in the preparation of the Audited Financial Statements. The Closing Balance Sheet shall fully and accurately reflect all the expenses of (and any rights to reimbursement under Section 11.7 hereof related to) the transactions contemplated hereby incurred by (or owed to) the Company (including any distribution of cash to Stockholders of a value up to $2,000,000 pursuant to Section 6.4 and any unpaid fees and expenses of BA Partners, Latham & Watkins and Ernst & Young LLP to be paid by the Company) and the expenses of closure of the Pasadena Facility, including severance costs, in each case unless previously paid and reflected in Net Worth, but shall not include any purchase accounting adjustments. Notwithstanding the foregoing, the Closing Balance Sheet shall reflect as environmental reserve for the matters described in Schedule 2.3 only so much of the environmental reserve described on Schedule 2.3 as at the time shall not have been expended, and (without duplication) shall reflect any dividend or distribution by the Company to the Stockholders permitted by Section 6.4 which occurs on the Closing Date. Representatives of Purchaser and the Stockholders may observe and comment upon the preparation of the Closing Balance Sheet.

        During the 45-day period following the Stockholders' receipt of the Closing Balance Sheet, the Stockholders and their independent auditors shall be permitted to review the working papers of Purchaser's independent auditors relating to the Closing Balance Sheet and to have access to the Company's pertinent financial and other records. The Closing Balance Sheet shall become final and binding upon the parties on the forty-fifth day following the Stockholders' receipt thereof, unless the Stockholders give written notice to Purchaser prior to such date of their disagreement with the Closing Balance Sheet or that they have not been provided necessary access to requisite working papers or records ("NOTICE OF DISAGREEMENT"). Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement or lack of access, and include only disagreements based on mathematical errors, the Closing Balance Sheet not being calculated in accordance with this Section 2.3, or the determination of amounts involving discretion or judgment (including the amounts of reserves). If a Notice of Disagreement is received by Purchaser in a timely manner, then the Closing Balance Sheet (as it may be revised pursuant to the procedures described below) shall become final and binding upon the Stockholders and Purchaser on the earlier of (a) the date the Stockholders and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (b) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).

        During the 45-day period following the delivery of a Notice of Disagreement, the Stockholders and Purchaser shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 45-day period, the Stockholders and Purchaser shall submit to an independent accounting firm (the "ACCOUNTING FIRM") for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement. The Accounting Firm shall be any "Big 6" national accounting firm not employed (currently or within the preceding 24 months) by the Company, any of the Stockholders or Purchaser, as

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

shall be agreed upon by the parties hereto in writing. If the parties do not so agree in writing by the end of the 45-day period, Deloitte & Touche LLP will be selected as the Accounting Firm. The Accounting Firm so selected shall notify the parties of its determination concerning the matter(s) included in the Notice of Disagreement within 45 days of its appointment. The Stockholders and Purchaser agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 2 shall be borne by Purchaser and the Stockholders in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and disbursements of Ernst & Young LLP incurred in connection with their review of the Statement and certification of any Notice of Disagreement shall be borne by the Stockholders, and the fees and disbursements of Purchaser's independent auditors incurred in connection with their preparation of the Closing Balance Sheet and review of any Notice of Disagreement shall be borne by Purchaser.

        2.4 PHYSICAL INVENTORY. In connection with the preparation of the Closing Balance Sheet as set forth in Section 2.3, a physical inventory as of the Closing Date shall be taken at such time as Purchaser and Stockholders mutually agree (but in any event not more than three business days after the Closing Date), pursuant to which all inventory will be counted as to quantity by personnel of the Company using procedures normally used by the Company to take inventories of the type of inventory being counted. Both Purchaser and Stockholders will have the right to have Representatives present to observe the physical inventories.


                                   ARTICLE III
                                     CLOSING

        3.1 CLOSING. The Closing shall be held at 10:00 a.m. local time on the Closing Date at the offices of Latham & Watkins, 633 W. Fifth Street, Suite 4000, Los Angeles, California, unless the parties hereto otherwise agree.

        3.2 DELIVERIES. To effect the transactions referred to in Section 2.1, Stockholders and Purchaser shall, on the Closing Date, deliver or cause to be delivered the following:

            (a) Stockholders shall deliver to Purchaser certificates evidencing all the shares of the Stock, duly endorsed in blank or accompanied by stock powers duly executed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;

            (b) Purchaser shall pay the Gaston Stockholders and Nash the purchase price of the Stock to be sold by them, as provided in Section 2.1, and shall deliver to Nash the Note;

            (c) Purchaser shall cause the Company to pay in full the then outstanding principal amounts of the notes of the Company payable to the Stockholders listed on Schedule 3.2(c) plus all accrued but unpaid interest thereon, in accordance with their present terms;

            (d) Stockholders and Purchaser shall deliver or cause to be delivered all documents required to be delivered by each pursuant to Articles VII and VIII, respectively; and

            (e) the Stockholders shall deliver letters of resignation, effective on the Closing Date, of each member of the Board of Directors of the Company, together with waivers of such directors' right to indemnification from the Company for actions undertaken as a director or officer of the Company prior to the Closing Date, except to the extent such indemnification is covered by the Company's existing insurance or required by law.

        All amounts required to be paid shall be paid in immediately available funds. All instruments and documents executed and delivered to or for the account of Purchaser pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Purchaser. All instruments and documents executed and delivered to or for the account of Stockholders pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Stockholders.


                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                              AND THE STOCKHOLDERS

        Each of the Stockholders hereby severally represents and warrants to Purchaser, except as set forth with respect to a specifically identified representation and warranty in the Disclosure Schedule, to the effect set forth in Sections 4.1, 4.10, 4.11, 4.13, 4.21, 4.26 and 4.27, in each case, to the extent that such representation and warranty relates to such Stockholder. The Company hereby represents and warrants to Purchaser, except as set forth with respect to a specifically identified representation and warranty in the Disclosure Schedule, as follows:

        4.1 REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

            (a) COMPANY AUTHORIZATION. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

            (b) STOCKHOLDER AUTHORIZATION. Each Stockholder has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable in accordance with its terms.

        (c) COMPANY STOCK. Each Stockholder holds of record and owns beneficially the number of shares of Stock set forth opposite his name on Exhibit B, free and clear of any Liens. Assuming Purchaser has the requisite power and authority to be the lawful owner of such shares of Stock, upon delivery to Purchaser at the Closing of certificates representing such shares of Stock, duly endorsed by the Stockholder for transfer to Purchaser, and upon such Stockholder's receipt of the consideration therefor specified in Section 2.1, ownership of such shares of Stock will pass to Purchaser, free and clear of any Liens, other than those arising from acts of Purchaser or its affiliates. Such Stockholder is not a party to any option, warrant, purchase right, or other contract or commitment relating to or affecting the Stock. Such Stockholder does not require any spousal consent to dispose of any shares of Stock, except for consents which have been obtained and are disclosed on Schedule 4.1(c).

        (d) INVESTMENT. Nash (i) understands that the Note has not been, and will not be, registered under the Securities Act of 1933, as amended (the "Act"), or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Note solely for his own account for investment purposes, and not with a view to distribution thereof, (iii) is sophisticated and experienced in business, investment and financial matters,
(iv) is an "accredited investor" as such term is defined under the Act, (v) has received certain information concerning Purchaser and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risk in acquiring and holding the Note, (vi) is able to bear the economic risk and lack of liquidity inherent in holding the Note, and (vii) has consulted with professional tax advisers regarding the tax consequences of the transactions contemplated by this Agreement.

        4.2 AUTHORIZATION GENERALLY. The Company has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets, and has the Permits set forth in Schedule
4.16. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its business or the ownership of its properties or assets and where the failure to be so qualified would have a Material Adverse Effect.

        4.3 CAPITALIZATION. The entire authorized capital stock of the Company consists of 5,000 shares of Stock, of which 5,000 shares are issued and outstanding, and 25,000 shares of Preferred Stock, par value $.01 per share, of which none are outstanding. All the Stock has been duly authorized, validly issued, and is fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding, purchase or redeem any of its capital stock. The Stock has not been issued in violation of, and is not subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable law, the Certificate of Incorporation or Bylaws of the Company, any contract, agreement or instrument to which the Company is subject, bound or a parry, any law or otherwise. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote.

        4.4 SUBSIDIARIES. The Company has no subsidiaries and the Company does not directly or indirectly own any capital stock of or other equity interests in any corporation, limited liability company, partnership or other person and the Company is not a member or partner of or participant in any limited liability company, partnership, joint venture or similar person.

        4.5 FINANCIAL STATEMENTS. Included in the Disclosure Schedule are (i) the audited balance sheets of the Company and the related statements of income, shareholders' equity, and cash flows for each of the fiscal years ended August 31, 1994, 1995 and 1996, together with the notes thereto (the "AUDITED FINANCIAL STATEMENTS"), and (ii) the unaudited balance sheet of the Company as of February 28, 1997 and the related statements of operations for the six month period then ended, together with the notes thereto (the "INTERIM FINANCIAL STATEMENTS" and, together with the Audited Financial Statements, the "FINANCIAL STATEMENTS"). The Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as set forth in the notes thereto, and present fairly the financial condition of the Company as of such dates and the results of the Company's operations and cash flows for such periods. The Interim Financial Statements have been prepared in accordance with the Company's customary practices in preparing monthly balance sheets and statements of operations and in accordance with GAAP, except as set forth in the notes thereto and except that such Interim Financial Statements do not include all financial statements, notes, or certain accruals or adjustments required to be included by GAAP.

        4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as contemplated by this Agreement, since August 31, 1996:

            (i) the Company has not engaged in transactions other than in the Ordinary Course of Business;

            (ii) there have been no material adverse changes in the condition (financial or otherwise), business, prospects (other than adverse changes resulting directly or indirectly from the execution of this Agreement or the announcement or consummation of the transactions contemplated hereby), operations, net worth, assets, properties, liabilities (fixed or contingent), obligations or commitments of the Company (it being understood that seasonal effects consistent with prior years do not constitute a material adverse change);

            (iii) the Company has not disposed of, or agreed to dispose of, any asset or property, tangible or intangible, except sales of inventory in the Ordinary Course of Business, nor has the Company leased or licensed to others, or agreed so to lease or license, any asset or property, except leases or agreements to lease in the Ordinary Course of Business; and

            (iv) the Company has conducted its business in the ordinary course and in substantially the same manner as previously conducted and has made reasonable efforts consistent with past practices to preserve its relation ships with customers, suppliers and others with whom the Company deals.

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

        (b) Except as set forth in Schedule 4.6 and as expressly permitted hereby, since February 28, 1997 to the date of this Agreement, the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Section 6.3.

        4.7 CONDITION OF ASSETS.

            (a) FACILITIES. The Facilities are in good operating condition and repair, normal wear and tear excepted, are sufficient for the operation of the Company's business as presently conducted and are in conformity with applicable laws, ordinances, orders, regulations and other requirements relating thereto currently in effect, except where the failure to conform would not have a Material Adverse Effect.

            (b) ACCOUNTS AND NOTES RECEIVABLE. All accounts and notes receivable of the Company included in the Interim Financial Statements are valid and collectible, subject to an appropriate reserve therefor consistent with past practice in the Ordinary Course of Business.

            (c) INVENTORY. The Company's inventory consists of items of a type and quality which will be useable and saleable in the Ordinary Course of Business, subject to an appropriate reserve therefor consistent with past practice in the Ordinary Course of Business. The inventories of the Company are reflected in the Financial Statements in accordance with GAAP applied on a basis consistent with past practice (except as described in the notes thereto). Since the date of the Audited Financial Statements, there has not been any write-down of the value of, or establishment of any reserves against, any inventory, except for write-downs and reserves established in the Ordinary Course of Business and consistent with past practice which have not had, either individually or in the aggregate, a Material Adverse Effect.

            (d) FIXTURES AND EQUIPMENT. The Fixtures and Equipment are in good operating condition and repair, normal wear and tear excepted, and are sufficient for the operation of the Company's business as presently conducted.

            (e) RENTAL FLEET. The assets constituting the Rental Fleet are in good operating condition and repair, normal wear and tear excepted, and sufficient for the operation of the Company's rental business as presently conducted.

        4.8 REAL PROPERTY.

            (a) Schedule 4.8 lists each parcel of real property owned or leased by the Company at the date hereof.

            (b) With respect to each such parcel of Owned Real Property, and except as disclosed in Schedule 4.8, (i) the Company has good and marketable title to the parcel, free and clear of any Material Lien; (ii) there are no leases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; and (iii) there are no outstanding options or rights of first refusal to purchase the parcel of Owned Real Property, or any portion thereof or interest therein.

            (c) With respect to such real property leased or subleased by the Company, the Company has furnished to Purchaser true copies of the leases and subleases relating thereto. The Company is the lessee or sublessee under the leases and subleases set forth on Schedule 4.8(c) and holds its interest in such leases and subleases free of any Material Liens arising as a result of actions by the Company.

        4.9 CONTRACTS. Schedule 4.9 lists all Contracts to which the Company is a party (other than Contracts entered into affer the date hereof with the consent of Purchaser pursuant to Section 6.3(c)) that (i) involve, in any instance, an obligation or commitment on the part of the Company, or a benefit to the Company, in an amount greater than $50,000, other than open purchase contracts which can be terminated by the Company at will at no cost, (ii) include a covenant by the Company not to compete or (iii) provide for indemnification by the Company for material liabilities. The Company has furnished or made available to Purchaser true copies of the listed Contracts. With such exceptions as would not have a Material Adverse Effect, each Contract listed is legal, valid, binding, enforceable, and in full force and effect.

        4.10 NONCONTRAVENTION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company and the Stockholders will not (i) result in any violation by the Company or the Stockholders of (A) any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court applicable to the Company or any Stockholder or their respective properties or assets (except that no representation is made as to the impact, if any, of antitrust or trade regulation laws on such transactions), or (B) any provision of the Certificate of Incorporation or Bylaws of the Company, or (ii) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under, result in the acceleration of or the loss of any material benefit under or increased or additional rights of any person under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company or any Stockholder is a party or by which any of them is bound or to which any of their properties or assets is subject (or result in the creation of any Lien on any of their properties or assets), except for the consents set forth in Schedule 4.10 (the "REQUIRED CONSENTS") and except, in the case of (i) (A) and (ii) above, any such violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien which, individually or in the aggregate, would not have a Material Adverse Effect.

        4.11 CONSENTS AND APPROVALS. Except as permitted by Section 4.10 and for requisite filings under the HSR Act and the Required Consents, no consent, approval or authorization of, or declaration or filing with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by any Stockholder or the Company that has not been made or obtained in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

        4.12 LEGAL COMPLIANCE. The Company has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, ruling and charges thereunder) of federal, state, local and foreign governments or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, except where the failure to comply would not have a Material Adverse Effect.

        4.13 TAX MATTERS.

        (a) DEFINITIONS.

        The following terms, as used herein, have the following meanings:

                (1) "AFFILIATE" shall mean (with respect to any individual or entity) any other individual or entity that directly, or indirectly controls, is controlled by, or is under common control with, such specified individual or entity.

                (2) "POST-CLOSING TAX PERIOD" means any Tax period (or portion thereof, beginning after the close of business on the Closing Date.

                (3) "PRE-CLOSING TAX PERIOD" means any Tax period (or portion thereof, ending on or before the close of business on the Closing Date.

                (4) "RETURN" means any Tax return, statement, report or form required to be filed with any Taxing Authority by or with respect to the Company.

                (5) "TAX" means (i) any tax or other like assessment or charge of any kind whatsoever (including, without limitation, any income, franchise, withholding, sales or property tax), together with any interest, penalty, addition to tax or additional amount due from, or in respect of, the Company (or as a result of the Company being a member of an affiliated, consolidated, combined or unitary group prior to the Closing Date) imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a "TAXING AUTHORITY"), and (ii) any liability of the Company with respect to the payment of any amounts of the type described in (i) as a result of any express obligation to indemnify any other person.

                (6) "TAX ASSET" means any tax credit, net operating loss or other tax attribute which could reduce Taxes; PROVIDED HOWEVER that such term shall not include the Tax basis of any assets of the Company.

           (b) TAX REPRESENTATIONS.

                (1) The Company is a small business corporation as defined in
Section 1361 of the Code and has had in effect since October 1, 1990, a valid election to be treated as an "S" corporation for federal income Tax purposes under the Code, and neither the Company nor any Stockholder (nor any prior stockholder) has taken or caused or permitted to be taken any action during such period that would have caused a termination of S election.

        (2) The Company is registered to do business in the states and localities set forth in Schedule 4.13(b)(2)(A), and the Company files Tax Returns in the states and localities set forth in Schedule 4.13(b)(2)(B).

        (3) Except as expressly set forth in Schedule 4.13(b)(3): (i) all Returns required to be filed on or before the Closing Date (including applicable extensions) by the Company have been (or will be) filed on or before the Closing Date in accordance with all applicable laws, and such Returns are (or will be) complete and accurate in all material respects, (ii) all Taxes which were shown to be due on such Returns have been (or will be) timely paid, (iii) there is no material audit or claim by any Taxing Authority with respect to the Company in respect of any Tax, (iv) the Company is not delinquent in the payment of any material Tax and has not requested any extension of time within which to file any material Return, (v) there are no outstanding requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company and any Taxing Authority, (vi) there are no Liens for Taxes (except for Taxes not yet due) on any of the assets of the Company, and no action, to the knowledge of the Company, has been instituted against the Company that would reasonably result in any such Lien, (vii) the Company is not under any contractual obligation to pay the Tax obligations of, or to indemnify, any other person with respect to any Tax, (viii) the Company is not a "foreign person" within the meaning of Section 1445 of the Code, (ix) there are no outstanding waivers or agreements to extend the statutory period of limitations applicable to the assessment or collection of any Taxes payable by the Company, (x) no power of attorney has been executed by the Company with respect to any matter relating to Taxes which is currently in force, (xi) the Company has not filed a consent under Code Section 341(f), (xii) the Company will not be required to recognize for Tax purposes in a taxable year beginning on or after the Closing Date any income or gain which would otherwise have been required to be recognized under the accrual method of accounting for Tax purposes in a Pre-Closing Tax Period as a result of the Company, in a Pre-Closing Tax Period,
(A) using the installment method of accounting, (B) making a change in method of accounting, or (C) otherwise deferring the recognition of income into a Post-Closing Tax Period as a result of the accounting method used in a Pre-Closing Tax Period, and (xiii) the Company is not a party to any agreement providing for the allocation or sharing of Taxes and has not been a party to any such agreement as to which it would have any continuing liability.

        (4) The Company has delivered or made available to Purchaser complete copies of all Returns (and related workpapers), examination reports, and statements of deficiencies assessed against or agreed to by the Company for all Tax periods ending on or after December 31, 1989.

        (c) TAX COVENANTS.

        (1) Any Returns required to be filed by the Company after the Closing Date will be prepared by the Company at Purchaser's direction. Any such Returns pertaining to periods ending on or before the Closing Date, or pertaining to periods of the Company beginning before the Closing Date and ending after the Closing Date (such periods are hereinafter referred to as "STRADDLE PERIODS" and any Company Taxes with respect thereto as "STRADDLE TAXES"), will be prepared on a basis consistent with past Returns and Purchaser shall provide Stockholders and their representatives at least a three week period to review and comment on each such Return prior to filing and Purchaser shall (A) with respect to Tax periods ending on or before the Closing Date, make revisions to such Returns as Stockholders shall reasonably request, PROVIDED that any such revisions shall not cause a material increase in the Tax liability of the Company or the Purchaser after the Closing Date, and (B) with respect to Straddle Periods, consider in good faith any revisions to such Returns submitted by the Stockholders. Each Stockholder severally agrees to include his or her respective shares of the Company's income, loss, deduction or credit items for taxable periods ending on or before the Closing Date as and to the extent required by law.

        (2) For purposes of determining the amount of Taxes for or which relate to a Straddle Period, the day prior to the Closing Date shall be treated as the last day of a taxable period, and the portion of any such Tax that is allocable to the taxable period that is so deemed to end on and include the day prior to the Closing Date: (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, shall be deemed equal to the amount which would be payable if the period for which such tax is assessed ended on and included the day prior to the Closing Date and (ii) in the cases of Taxes other than Taxes described in clause (i) hereof, shall be computed on a per diem basis.

        (3) The Company, the Stockholders severally, and Purchaser, shall reasonably cooperate, and shall cause their respective Affiliates and representatives reasonably to cooperate, in preparing and filing Company Returns and Company statements prepared for the Stockholders, including, without limitation, maintaining and making available to each other all records necessary in connection with the Company and in resolving all disputes and audits with respect to all taxable periods relating to the Company.

        (4) The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company for any taxable period ending before the Closing Date shall be for the account of the Stockholders. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company for any taxable period beginning after the Closing Date shall be for the account of Purchaser. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company for any Straddle Period shall be apportioned between the Stockholders and Purchaser in the manner provided in Section 4. 13(c)(2). Any amounts owing to the Stockholders as provided in this Section 4.13(c) shall be paid by Purchaser within 15 days of the receipt of any such refunds or the determination of any such credits or offsets of Taxes. Purchaser shall not cause or permit the Company to carry back to any taxable period ending on or prior to the Closing Date any net operating loss, loss from operations or other Tax attribute, unless required by law. Nothing in this paragraph shall, however, affect the meaning of "Damages" herein.

        (5) All transfer, documentary, stamp, sales, use, registration and similar transaction Taxes (and any penalties and interest relating thereto) incurred in connection with the transactions contemplated by this Agreement shall be borne and paid equally by the Stockholders (severally) and the Purchaser. The party that is required by applicable law to file any Return or make any payment with respect to such Tax shall do so and the other party (or parties) shall cooperate with respect thereto as necessary. The non-paying party (or parties) shall reimburse the paying party (or parties) in accordance with this provision within 5 business days after it receives notice of the payment of such Tax.

        4.14 LITIGATION. Schedule 4.14 lists all (i) outstanding orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against the Company, and (ii) actions, suits or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company. which in the case of (ii), if determined adversely to the Company, could reasonably be expected to have a Material Adverse Effect.

        4.15 LIABILITIES.

             (a) ORDINARY COURSE. All liabilities reflected in the Financial Statements have arisen from bona fide transactions in the Ordinary Course of Business or in transactions expressly contemplated by this Agreement, except as set forth in the notes to the Financial Statements.

             (b) PRODUCT WARRANTIES AND LIABILITIES. The Company has furnished Purchaser with true copies of all standard written warranties provided generally to customers of the Company during the past three years. The Company has not been notified of any defect in workmanship or materials with respect to any products of the Company which might give rise to product warranty or product liability claims in excess of $250,000 in the aggregate subsequent to the Closing Date, except as set forth on Schedule 4.15(b).

             (c) UNDISCLOSED LIABILITIES. The Company has no material liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise), except (i) as disclosed, reflected or reserved against in the Financial Statements and the notes thereto, (ii) for items described or referred to in Schedule 4.15(c), (iii) liabilities or obligations arising in the Ordinary Course of Business consistent with past practice or in connection with the transactions contemplated hereby since the date of the Audited Financial Statements, (iv) liabilities or obligations arising after the date of this Agreement that are of a type described or referred to in Section 6.3 and not prohibited thereby, and (v) liabilities or obligations arising under Contracts listed in the Disclosure Schedule or not required to be so listed.

        4.16 PERMITS. Schedule 4.16 sets forth a list of Permits. The Company holds all Permits necessary for the conduct of the Company's business as presently conducted, and such Permits are valid and in effect as of the date hereof and the Company has not received any notice that any appropriate governmental authority intends to cancel, terminate or not renew any Permit.

        4.17 LABOR MATTERS. Schedule 4.17 lists all material employment and labor agreements with respect to the Company's employees. The Company has furnished Purchaser with true copies of the listed agreements. The Company enjoys generally good employee relations and there is no labor strike or labor disturbance pending or, to the knowledge of the Company, threatened against the Company which could reasonably be expected to have a Material Adverse Effect. With such exceptions as could not reasonably be expected to cause a Material Adverse Effect, the Company is in compliance with all applicable laws respecting employment, employment practices, employment terms and conditions and wages and hours. There is no pending, or to the knowledge of the Company, threatened, material charge, complaint or grievance against the Company arising out of a collective bargaining agreement or related to any other employment law.

        4.18 EMPLOYEE BENEFIT PLANS.

             (a) DEFINITIONS. The following terms, when used in this Section 4.18, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

             (1) COMPENSATION PLAN. "COMPENSATION PLAN" means each plan, program, contract or understanding providing incentive, bonus, commission, profit-sharing, change in control or stock-based benefits or compensation which the Company maintains, administers, contributes to or has any liability with respect to.

             (2) EMPLOYEE PLANS. "EMPLOYEE PLANS" shall mean all Pension Plans, Welfare Plans and Compensation Plans.

             (3) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

             (4) PENSION PLAN. "PENSION PLAN" shall mean each plan, program, contract or arrangement providing pension benefits as defined pursuant to Section 3(2) of ERISA which the Company maintains, administers, contributes to or has any liability with respect to.

             (5) WELFARE PLAN. "WELFARE PLAN" shall mean each plan, program, contract or arrangement providing welfare benefits as defined pursuant to Section 3(1) of ERISA which the Company maintains, administers, contributes to or has any liability with respect to.

             (b) DISCLOSURE SCHEDULE. The Disclosure Schedule contains a complete list of the Employee Plans.

             (c) REPRESENTATIONS.

             (1) Each Employee Plan maintained by the Company complies in form and operation in all material respects with ERISA, the Code and other applicable laws;

             (2) Each Employee Plan maintained by the Company has filed with regulatory agencies and distributed to employees all material reports and descriptions required to be so filed or distributed;

             (3) All contributions and premiums which are due to or in respect of Employee Plans of the Company have been paid when due. There has been no waiver of the obligation to make any contributions to any Employee Plan and no application or request for such a waiver is outstanding;

             (4) No event has occurred and, to the knowledge of the Company, no condition or set of circumstances exists in connection with which the Company, any Employee Plan or any fiduciary to an Employee Plan could be subject to any material liability under ERISA (including any actual or contingent liability under Title IV of ERISA), the Code or any other law related to employee benefit plans;

             (5) Each Pension Plan of the Company maintained by the Company intended to be qualified under Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such Employee Plan is so qualified and no event has occurred and, to the knowledge of the Company, no circumstances exist that could adversely affect the qualification of any such Pension Plan;

             (6) Each Welfare Plan maintained by the Company may be amended or terminated by the Company without material liability to the Company or the Employee Plan on or after the Closing Date;

             (7) The deduction of any compensation paid or presently payable under the Employee Plans shall not be subject to disallowance under Sections 162(m) or 280G of the Code; and

             (8) The Company has furnished Purchaser with true copies of plan documents (including trust agreements, insurance contracts, plan provisions, summary plan descriptions, Internal Revenue Service determination letters, actuarial valuations and the two most recent reports on Form 5500) for Employee Plans maintained by the Company and copies of comparable documents in the Company's files (if any) with respect to Employee Plans not maintained by the Company but with respect to which the Company contributes. The Company agrees to use reasonable efforts to obtain any documents requested by Purchaser related to Employee Plans not maintained by the Company.

        4.19 PROPRIETARY RIGHTS. Schedule 4.19 lists or describes all material Proprietary Rights. The Company owns the Proprietary Rights, free of Material Liens. None of the Proprietary Rights has been held or stipulated to be invalid in any litigation and the validity of any of the Proprietary Rights has not been challenged by any third party or questioned in any litigation, pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, in conducting the business of the Company, the Company has not infringed, and is not infringing, any proprietary rights of any third party and no third party has infringed or is infringing any of the Proprietary Rights.

        4.20 INSURANCE. Schedule 4.20 lists all insurance policies, and summaries of the coverage thereof, in effect as of the date of this Agreement with respect to the Company. The Company has furnished Purchaser with true copies of such policies. To the knowledge of the Company. the activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

        4.21 CERTAIN RELATIONSHIPS. None of the Stockholders has been involved in any material business relationship with the Company (other than as an employee, officer, director, or stockholder of the Company) within the past 12 months and none of the Stockholders owns any material asset which is used in the business of the Company.

        4.22 CORPORATE NAME. The Company (i) has the exclusive right to use its name in connection with its business in any jurisdiction in which the Company does business and (ii) has not received any notice of conflict during the past two years with respect to the rights of others regarding the corporate name of the Company. Except as set forth in Schedule 4.22, no person is presently authorized by the Company to use the name of the Company. The Company has previously delivered to Purchaser copies of any documents in the possession of the Company granting any authorizations of the type referred to in the previous sentence.

        4.23 SUPPLIERS. Between August 31, 1996 and the date of this Agreement, the Company has not entered into or made any contract or commitment for the purchase of merchandise other than in the Ordinary Course of Business consistent with past practice. Except for the suppliers named in Schedule 4.23, the Company does not have any supplier from whom it purchased during its 1996 fiscal year goods in an amount greater than 5% of its sales during such fiscal year.

        4.24 EFFECT OF TRANSACTION. Except as set forth in Schedule 4.24, at the date of this Agreement to the knowledge of the Company, no creditor, employee, client, customer or other person having a material business relationship with the Company has informed the Company that such person intends to change such relationship because of the purchase and sale of the Stock or the consummation of any other transaction contemplated hereby.

        4.25 CUSTOMERS. The Company does not have any customer to whom it made more than 5% of it sales during its 1996 fiscal year. During the past two years, the Company has received no customer complaints concerning their products and services, nor have they had any of their products returned by a purchaser thereof, other than complaints and returns in the Ordinary Course of Business which have not, and are not likely to have, individually or in the aggregate, a Material Adverse Effect (and other than such, if any, as result directly or indirectly from the execution of this Agreement or the announcement or consummation of the transactions contemplated hereby).

        4.26 PRIVATE OFFERING. Neither the Company, any Stockholder nor anyone acting on its or their behalf has issued, sold or offered any security of the Company to any person under circumstances that would cause the sale of the Stock, as contemplated by this Agreement, to be subject to the registration requirements of the Act. Assuming the representations of Purchaser contained in Section 5.8 are true and correct, the sale and delivery of the Stock hereunder are exempt from the registration and prospectus delivery requirements of the Act.

        4.27 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. To the knowledge of each Stockholder, the representations and warranties of the Company in this Agreement are correct.

        4.28 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Except as set forth in this Article IV, neither the Stockholders nor the Company makes any representation or warranties, express or implied, at law or in equity, in respect of the Stockholders or the Company.


                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to the Company and the Stockholders as follows:

        5.1 ORGANIZATION OF PURCHASER. Purchaser is duly organized, validly existing and in good standing under the laws of Ohio and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

        5.2 AUTHORIZATION BY PURCHASER. Purchaser has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement and to perform its obligations hereunder.

        5.3 VALID AND BINDING AGREEMENT. This Agreement has been duly authorized, executed and delivered by Purchaser and is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms. The Note has been duly authorized, and when executed and delivered by Purchaser as provided herein, will be a valid and binding obligation of Purchaser, enforceable in accordance with its terms.

        5.4 NONCONTRAVENTION. Neither the execution and delivery of this Agreement and the Note, nor the consummation of the transactions contemplated hereby, will (i) cause Purchaser to violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court to which Purchaser is subject (except that no representation is made as to the impact, if any, of antitrust or trade regulations laws on such transactions) or any provision of the Certificate of Incorporation or Bylaws of Purchaser, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any parry the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a parry or by which it is bound or to which any of its assets is subject (or result in the creation of any Lien on any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a material adverse effect on the financial condition or business of Purchaser.

        5.5 CONSENTS AND APPROVALS. Except for requisite filings under the HSR Act, the Securities Exchange Act of 1934, as amended, and as set forth on
Schedule 5.5, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Purchaser that has not been obtained or made in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

        5.6 AVAILABLE FUNDS. Purchaser has commitments for funds sufficient to consummate the transactions described herein, copies of which have been delivered to Nash.

        5.7 FINANCIAL STATEMENTS. Purchaser has previously delivered to the Stockholders Purchaser's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, including the audited consolidated balance sheets of Purchaser and the related statements of income, shareholders' equity, and cash flows for the fiscal years ended December 31, 1995 and 1996. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as set forth in the notes thereto, and present fairly the consolidated financial condition of the Purchaser as of such dates and the consolidated results of Purchaser's operations and cash flows for such periods. Such Form 10-K complies in all material respect with the requirements of the Securities Exchange Act of 1934, as amended.

        5.8 ACQUISITION FOR INVESTMENT. The Stock to be acquired by Purchaser pursuant to this Agreement will be acquired for investment for Purchaser's own account and not with a view to a distribution or resale of any such Stock.

        5.9 PRIVATE OFFERING. Assuming the representations of Nash contained in
Section 4.1 (d) are true and correct, the sale and delivery of the Note hereunder is exempt from the registration and prospectus delivery requirements of the Act.

        5.10 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Except as set forth in this Article V, Purchaser makes no representations or warranties, express or implied, at law or in equity.


                                   ARTICLE VI
                               INTERIM COVENANTS

        Between the date hereof and the Closing Date, except as expressly contemplated by this Agreement:

        6.1 MAINTENANCE OF BUSINESS PRIOR TO CLOSING. The Company agrees to continue to carry on its business in the ordinary course and in accordance with past custom and practice (including with respect to quantity and frequency) and will not take any action inconsistent therewith or with the consummation of the Closing. Provided that it continues to be available to the Company on commercially reasonable terms, the Company agrees to continue to carry the insurance described in Schedule 4.20.

        6.2 INVESTIGATION BY PURCHASER. The Company shall allow Purchaser at its own expense during regular business hours to make such inspection of the Company and to inspect and make copies of Contracts, books and records or information requested by Purchaser and necessary for or reasonably related to the operation of the Company; PROVIDED, HOWEVER the Company shall not be required to allow Purchaser access to competitively sensitive information such as that relating to prices or customers, as to which the Company has been advised by its legal counsel that such access may be considered to be improper as between competitors; PROVIDED FURTHER, that any information obtained from the Company or the Stockholders is subject to Section 11.11; and PROVIDED FURTHER that such access does not disrupt the normal operations of the Company. All such information shall be provided to Purchaser in such form as such information may presently exist or be readily available.

        6.3 CERTAIN PROHIBITED TRANSACTIONS. The Company will not, except as expressly permitted hereby or with the prior written approval of Purchaser:

            (a) other than in the Ordinary Course of Business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, partnership, firm or corporation, or make any loans or advances to any individual, partnership, firm or corporation; PROVIDED that in no event shall the Company incur, assume, guarantee, endorse or otherwise become responsible for any long-term indebtedness for borrowed money;

            (b) permit any of its assets to become subject to a Material Lien or sell, transfer or otherwise dispose of any assets (other than inventory in the Ordinary Course of Business) or cancel, release or assign any indebtedness owed to it (except for trade accounts receivable) or any claims held by it;

            (c) enter into any Contract which would be required to be listed on
Schedule 4.9 or terminate or make any material change in any Contract listed on
Schedule 4.9 or entered into after the date hereof with the consent of Purchaser pursuant to this Section 6.3(c);

            (d) do any other act which would cause any representation or warranty of the Company or the Stockholders in this Agreement to be or become untrue in any material respect;

            (e) declare or pay any dividend or make any distribution to the Stockholders;

            (f) redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

            (g) adopt or amend in any material respect any Employee Plan or collective bargaining agreement, except as required by law;

            (h) amend its Certificate of Incorporation or Bylaws;

            (i) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets which are material, individually or in the aggregate, to the Company;

            (j) make or incur any capital expenditure which, individually, is in excess of $50,000, or make or incur any such expenditures which, in the aggregate, are in excess of $100,000, except in each case, for items which are currently budgeted for fiscal year 1997 and, with respect to expenditures made or incurred in 1998, for items which are currently budgeted for fiscal year 1998;

            (k) make material expenditures for hardware or software in connection with the implementation of new management information systems or material changes to the Company's existing management information systems;

            (1) settle any Tax audit or dispute with any Taxing Authority on a basis that would have a material adverse effect on Purchaser or the Company after the Closing Date; or

            (m) agree, whether in writing or otherwise, to do any of the foregoing.

        6.4 CERTAIN OTHER ACTIONS. Prior to the Closing:

            (a) The Company may distribute to the Stockholders all furniture, fixtures and equipment of the Pasadena Facility which the Stockholders choose to have distributed;

            (b) The Company may distribute cash to the Stockholders of a value up to $2,000,000;

            (c) The Company may pay performance bonuses to members of senior management of the Company (other than Nash) up to an aggregate of $500,000; and

            (d) Each of the parties will give any notices to, make any filings with, and use his reasonable efforts to obtain any authorizations, consents and approvals of governments, governmental agencies or third parties required to complete the Closing and take such other actions as may be reasonably necessary to obtain financing for the transactions contemplated hereby and to satisfy the conditions to Closing contained herein.

        It is understood by the parties that any distribution or payment by the Company pursuant to Section 6.4(a), (b) or (c) will have the effect under GAAP of reducing Net Worth.

        6.5 OTHER TRANSACTIONS. None of the Stockholders nor the Company shall, and they severally shall make reasonable efforts to cause their respective officers, directors, stockholders or other representatives not to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any person or group (other than Purchaser and its representatives) concerning any merger, sale of securities, sale of substantial assets or similar transaction involving the Company. In the event that the Stockholders or the Company or any of their representatives receives a proposal relating to any such transaction, the Stockholders shall promptly notify Purchaser of the terms of such proposal.


                                  ARTICLE VII
                    CONDITIONS TO STOCKHOLDERS' OBLIGATIONS

        The obligations of the Stockholders to consummate the Closing are subject, in the discretion of the Stockholders, to the satisfaction, on or prior to the Closing Date, of each of the following conditions; PROVIDED that the Stockholders shall have the right to waive any such condition.

        7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except for those that expressly relate to a particular date. which shall be true and correct in all material respects as of such date, and Purchaser shall have performed in all material respects all agreements and covenants required hereby to be performed by it on or prior to the Closing Date.

        7.2 GOVERNMENTAL CONSENTS. All applicable waiting periods under the HSR Act shall have expired or otherwise been terminated and there shall have been received all other requisite authorizations, consents and approvals of government and governmental agencies (if any).

        7.3 NO INJUNCTION. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction preventing consummation of the transactions contemplated hereby shall be in effect.

        7.4 CERTIFICATES. Purchaser will furnish the Stockholders with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by the Stockholders.

        7.5 GUARANTEES. The personal guarantees by Nash and Don Gaston of Company's obligations listed on Schedule 7.5 shall have been released.

        7.6 LEGAL OPINION. The Stockholders shall have received an opinion, dated the Closing Date, of Thompson, Hine & Flory LLP, counsel to the Purchaser, substantially in the form of Exhibit C.


                                  ARTICLE VIII
                     CONDITIONS TO PURCHASER'S OBLIGATIONS

        The obligations of Purchaser to consummate the Closing are subject, in the discretion of Purchaser, to the satisfaction, on or prior to the Closing Date, of each of the following conditions; PROVIDED that Purchaser shall have the right to waive any such condition, and PROVIDED FURTHER, that the condition in Section 8.6 shall be a condition to the obligations of Purchaser if, and only after, the conditions to the Closing set forth in Sections 7.2 and 8.2 (to the extent they relate to the expiration or other termination of the applicable waiting period under the HSR Act) and the conditions to the Closing set forth in Sections 7.3 and 8.3 (to the extent that they relate to government actions, suits or proceedings or injunctions or other orders issued to prevent a violation of or otherwise related to antitrust laws) are first satisfied, and if such other conditions are not first satisfied, the condition to the Closing set forth in Section 8.6 shall not be a condition to the obligation of Purchaser.

        8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of the Company and the Stockholders contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except for those that expressly relate to a particular date, which shall be true and correct in all material respects as of such date, and the Stockholders shall have performed in all material respects all agreements and covenants required hereby to be performed by them on or prior to the Closing Date.

        8.2 GOVERNMENTAL CONSENTS. All applicable waiting periods under the HSR Act shall have expired or otherwise been terminated and there shall have been received all other requisite authorizations, consents and approvals of government and governmental agencies (if any).

        8.3 NO GOVERNMENTAL PROCEEDINGS, LITIGATION OR INJUNCTION. No action, suit or proceeding before any court or governmental body shall have been instituted (and be pending) by any governmental authority to restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby, and no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction preventing consummation of the transactions contemplated hereby shall be in effect.

        8.4 CERTIFICATES. The Stockholders and the Company will furnish Purchaser with certificates to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Purchaser.

        8.5 LEGAL OPINIONS. Purchaser shall have received opinions, dated the Closing Date. of Latham & Watkins, counsel to the Company and to Nash, and of Zapruder & Odell, counsel to the Gaston Stockholders, substantially in the forms of Exhibits D and E, respectively (it being agreed that in lieu of an enforceability opinion as to the agreement from Latham & Watkins and Zapruder & Odell, such an opinion may be delivered by Richards, Layton & Finger or other Delaware counsel reasonably acceptable to Purchaser).

        8.6 FINANCING. Purchaser shall have obtained third parry financing for the consummation of the transactions contemplated hereby on terms acceptable to Purchaser in the exercise of its reasonable judgment (it being agreed that the terms set forth in the commitment letters referred to in Section 5.6 and furnished to the Stockholders are acceptable to Purchaser).


                                   ARTICLE IX
            COVENANTS OF THE COMPANY, THE STOCKHOLDERS AND PURCHASER

        9.1 CONFIDENTIALITY. The Stockholders shall keep confidential all information relating to the Company and its business, except as required by law or administrative process and except for information which is available to the public on the date of this Agreement, or hereafter becomes available to the public other than as a result of a breach of this Section 9.1. The covenant set forth in this Section 9.1 shall terminate 5 years after the Closing Date.

        9.2 ASSIGNMENT OF CONFIDENTIALITY AGREEMENTS. On the Closing Date, the Stockholders shall assign to Purchaser their rights (if any) under all confidentiality agreements entered into by the Stockholders with any person in connection with the proposed sale of the Company to the extent such rights relate to the Company. Copies of such confidentiality agreements shall be provided to Purchaser on the Closing Date.

        9.3 NON-COMPETE. As an inducement to Purchaser to enter into this Agreement, and (without in any way diminishing the binding nature and enforceability of this covenant not to compete) with no portion of the value of the consideration payable by Purchaser to the Stockholders to be apportioned to this covenant not to compete, each of the Stockholders severally agrees that for a period of five years after the Closing, he will not, without Purchaser's prior written consent, directly or indirectly, (A) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a partner, consultant or otherwise with, any business or organization in the United States or Canada, which competes with the business of the Company as conducted on the Closing Date or (B) perform any action, activity or course of conduct which is substantially detrimental to the Company's business or business reputation, including (i) soliciting, recruiting or hiring any employees of the Company or persons who have worked for the Company; or (ii) soliciting or encouraging any employee of the Company to leave the employment of the Company; PROVIDED, HOWEVER that, notwithstanding the foregoing, the Stockholders (and each of them) may (i) continue to conduct any business disclosed on Schedule 9.3 and currently conducted by any of them other than the business of the Company, and (ii) may own less than 5% of the stock of a publicly traded company which engages in any such business. In the event the agreement in this Section 9.3 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

        Each Stockholder acknowledges that a breach of the covenant contained in this Section 9.3 will cause irreparable damage to Purchaser, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, each Stockholder agrees that if he breaches the covenant contained in this Section 9.3, in addition to any other remedy which may be available at law or in equity, Purchaser shall be entitled to specific performance and injunctive relief, without posting bond or other security.

        9.4 ACCESS TO BOOKS AND RECORDS; LITIGATION SUPPORT. Purchaser agrees that it will cooperate with and make available to the Stockholders, during normal business hours, all books and records, information and employees of the Company (without substantial disruption) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any litigation, investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose. Such books, records and information shall be retained for a period reasonably necessary after the Closing Date to comply with obligations under this Agreement, applicable record retention laws and until the expiration of applicable statutes of limitations. The Stockholders and Purchaser shall each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with the transactions contemplated by this Agreement or the operations of the Company prior to the Closing Date. The party requesting any such books and records, information, employees or assistance shall bear all of the costs and expenses (including, without limitation, attorneys' fees) reasonably incurred in connection therewith. Appropriate steps will be implemented to avoid the waiver of any privilege.

        9.5 FURTHER ASSURANCES. After the Closing, each of the parties agrees to cooperate in good faith with the others and will take all reasonable action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the transactions contemplated hereby.


                                   ARTICLE X
                                INDEMNIFICATION

        10.1 SURVIVAL OF REPRESENTATIONS. Etc. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing. The representations and warranties shall terminate and expire 12 months after the Closing Date, except that the representations of the Company and the Stockholders contained in (i) Section 4.13 shall survive until the expiration of the relevant Tax statute of limitations (taking into account any extensions thereof), and (ii) Sections 4.1(c) and 4.3 shall survive without limitation. After the Closing, the indemnity provided for in this
Article X shall be the exclusive remedy for money damages for any breach of representation or warranty made in or pursuant to this Agreement (including in any Closing certificate) or of the covenants contained in Section 4.13 or
Article VI, except for any breach of the representations and warranties contained in Section 4.1(c) or 4.3.

        10.2 INDEMNIFICATION.

             (a) BY STOCKHOLDERS. Subject to and as provided in Section 10.2(f), Don Gaston and Nash shall severally indemnify, save and hold harmless Purchaser, and without duplication, its subsidiaries (including the Company), from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties and reasonable attorneys' fees (herein, the "Damages"), incurred in connection with or arising out of or resulting from:

                 (i) Any breach of any representation or warranty in this Agreement or in a Closing certificate or of any covenant contained in
         Section 4.13 or Article VI by the Company or the Stockholders;

                 (ii) (A) all Taxes of the Company for Pre-Closing Tax Periods, including Taxes resulting from the failure of the Company to be an S corporation (or its equivalent) and the imposition of any Taxes on the Company for any taxable period in which the Company's election of subchapter S status was in effect (including, without limitation. those Taxes described in Sections 1374 and 1375 of the Code or comparable provisions of state or local Tax laws), (B) all Taxes of any entity which is currently or has been Affiliate of the Company imposed on the Company as a result of Treasury Regulation Section 1.502-6(a) or other similar provision, and (C) any Straddle Taxes, but only with respect to the portion of such Straddle Period ending the day before the Closing Date;

                 (iii) Any Release or Environmental Conditions (A) at any of the Owned Real Property occurring on or prior to the Closing, (B) at any of the leased property described in Schedule 4.8, occurring on or after the commencement of the Company's tenancy and prior to the Closing, or
         (C) at any other location at any time prior to the Closing, in each case either asserted by a governmental authority or third party in a judicial or administrative proceeding or required by Environmental Laws to be investigated or remediated; or

                 (iv) Any product liability claim against the Company relating to accidents or injuries which occurred prior to the Closing Date to the extent not indemnified pursuant to the terms of an insurance policy.

        Notwithstanding the foregoing paragraph (iii), the Stockholders shall have no obligation to indemnify Purchaser for (A) any contribution to or aggravation of any such Release or Environmental Condition on any such Owned Real Property or leased property which occurred after the Closing (and in the event of any such contribution or aggravation, Purchaser shall establish the amount of such Release or Environmental Condition not allocable to the period after the Closing), or (B) any investigation unless such investigation ultimately leads to liability for violation of Environmental Laws.

        Further notwithstanding the foregoing, the Stockholders shall have no obligation to indemnify Purchaser unless a reasonably detailed claim in writing specifying the nature of the breach or claim is received by the Stockholders from Purchaser within the applicable period of survival specified in this
Section 10.1 (or in the case of the indemnification provided in paragraph (ii) above with respect to Taxes, until the expiration of the relevant Tax statute of limitations (including extensions); or in the case of the indemnification provided in paragraph (iii) above with respect to environmental matters, within 36 months after the Closing Date; or in the case of indemnification provided in paragraph (iv) above with respect to product liability claims, within 24 months after the Closing Date).

        The calculation of the amount of Damages shall take into account applicable insurance to the extent recovered. Purchaser shall. cause the properties, assets and businesses of the Company to be insured as it is at the Closing Date or, at its election, by reputable insurers, against risks, in amounts, and with deductibles normal among corporations in the same or similar lines of business. Purchaser agrees to use reasonable efforts to make and pursue claims for coverage under applicable insurance policies (whether in force before or after the Closing).

        The calculation of the amount of Damages shall be made on an after Tax basis taking into account any Tax benefits or detriments (assuming maximum statutory tax rates for federal and state and local income and franchise taxes) obtained or suffered, as the case may be, by Purchaser or any subsidiary; PROVIDED that the parties agree to treat indemnification payments as adjustments to basis or purchase price, and only in the event such treatment is disallowed by the applicable Taxing Authority may any claim be made by Purchaser for Taxes in respect of an indemnification payment hereunder. The gross liability for Damages hereunder in respect of the sum of any primary indemnity claim and all Taxes on indemnity payments in respect of it may not exceed 1.6 times the amount of the primary indemnity claim.

        It is agreed that the reserves and accruals on the Closing Balance Sheet shall first be applied to the matters relating to the period prior to the Closing Date of the class of matters in respect of which they were established, and subject to this Section 10.2(a) and Section 10.2(f) below, that no indemnifiable Damages as to any such matter shall be owed to Purchaser hereunder until the applicable reserve or accrual has been exhausted, and then only to the extent that such Damages, in the aggregate, exceed the amount of such reserves and accruals and any amount which may be available under Section 10.2(f)(i), but subject to the limit of Section 10.2(f)(ii). Only out-of-pocket expenses and charges (and not internal expenses and allocations, such as charges for management time and general and administrative allocations, which shall not be indemnified) shall be charged against such reserves.

        In satisfaction of any amounts required to be paid by Nash to Purchaser pursuant to the provisions of this Section 10.2(a), Nash shall have the option to surrender to Purchaser for cancellation that principal amount of the Note, which, together with accrued interest, equals (as nearly as may be practicable) his obligation in respect of Damages. In no event shall Purchaser set off the amount of any Damages owed by Nash hereunder against any amounts owed by it in respect of the Note.

        (b) BY PURCHASER. Subject to Section 10.2(f), Purchaser shall indemnify, save and hold harmless the Stockholders from and against any and all Damages incurred in connection with or arising out of or resulting from any breach of any representation or warranty in this Agreement or a Closing certificate or any covenant contained in Section 4.13 or Article VI by Purchaser. The calculation of the amount of damages shall take into account applicable insurance to the extent recovered. The calculation of the amount of Damages shall be made on an after Tax basis taking into account any Tax benefits (assuming maximum statutory Tax rates for federal and state and local income taxes) actually obtained or suffered by the Stockholder seeking indemnification. The gross liability for Damages hereunder in respect of the sum of any primary indemnity claim and all Taxes on indemnity payments in respect of it may not exceed 1.6 times the amount of the primary indemnity claim. The Stockholders shall not have any obligation to carry or maintain any insurance against any liability described in this
Section 10.2(b). Notwithstanding the foregoing, Purchaser shall not be obligated to indemnify the Stockholders unless a reasonably detailed claim in writing specifying the nature of the breach or claim is received from the Stockholders (or any of them) by Purchaser prior to 12 months after the Closing Date.

        (C) PROCEDURES RELATING TO INDEMNIFICATION (OTHER THAN WITH RESPECT TO TAX CLAIMS).

            (I) THIRD-PARTY CLAIMS OTHER THAN ENVIRONMENTAL REMEDIATION CLAIMS. In order for a party (the "INDEMNIFIED PARTY") to be entitled to any indemnification provided for under this Agreement (other than for Tax Claims (as defined) or Environmental Remediation Claims (as defined)) in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a "THIRD PARTY CLAIM"), such indemnified party must notify the indemnifying party of the Third Party Claim reasonably promptly after receipt by such indemnified party of written notice of the Third Party Claim; PROVIDED HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party is obligated to indemnify the indemnified party in connection with such Third Party Claim, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such Third Party Claim and to employ and engage attorneys of its own choice who are reasonably satisfactory to the indemnified party to handle and defend the same, at the indemnifying party's cost, risk and expense. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; PROVIDED, HOWEVER, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom. If the indemnifying party shall assume the defense with counsel reasonably satisfactory to the indemnified party, the indemnifying party shall not be liable for any legal expenses subsequently incurred by the indemnified party. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above). If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying parry to pay the full amount it is obligated to pay hereunder in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Parry Claim and which would not otherwise have a material adverse effect on the indemnified party. In no event may settlement of any such indemnified matter be effected without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, and provided the settlement releases the indemnifying party and would not otherwise have a material adverse effect on the indemnifying parry other than any obligation to make indemnification payments.

        Notwithstanding the foregoing, if. the indemnified parry so elects, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified parry reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. The indemnifying party shall not be responsible for indemnity hereunder in respect of any claim which it is not permitted to defend pursuant to the foregoing provision. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

                  (ii) ENVIRONMENTAL REMEDIATION CLAIMS. In order for the Purchaser to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving an obligation under Environmental Laws to clean up or remove Hazardous Substances in circumstances in respect of which Purchaser is otherwise entitled to indemnification pursuant to the provisions of Section 10.2(a)(iii) (an "ENVIRONMENTAL REMEDIATION CLAIM"), Purchaser must notify the Stockholders of such obligation and afford them the opportunity to effect or supervise remediation activities. After such notice, if the Stockholders acknowledge in writing the obligation to indemnify and state their election to effect or supervise remediation, they shall be allowed to do so at their cost and expense. The Stockholders shall cause the remediation to be commenced and pursued with reasonable promptness, shall consult with the Company concerning the remediation, and shall use reasonable efforts not to disrupt unduly the personnel or operations of the Company. The Company shall cooperate with the Stockholders and their agents in effecting such remediation. If the Stockholders do not elect to supervise or effect remediation, the Company may do so.

                  (iii) OTHER (NON-TAX AND NON-ENVIRONMENTAL REMEDIATION) Claims. In the event any indemnified party should have a claim against the indemnifying party under Section 10.2(a) or (b) that does not involve a Third Party Claim, a Tax Claim or an Environmental Remediation Claim, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it mav have to such indemnified party under Section 10.2(a) or (b), except to the extent that the indemnifying party demonstrates that it has been actually prejudiced by such failure. If the indemnifying party has disputed its liability with respect to such claim, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in the appropriate court of competent jurisdiction.

            (d) TAX CLAIMS.

            (1) If any party becomes aware of any audit, assessment or other claim with respect to Taxes (a "TAX CLAIM") that has been or will be initiated against the Company by any Taxing Authority for which Purchaser is entitled to indemnification from the Stockholders, such party shall promptly notify the other parties in writing of such Tax Claim. The Stockholders may control the defense of a Tax Claim at the Stockholders' own cost and expense and with their own counsel if the Stockholders notify Purchaser of their intent to do so within 30 calendar days of receipt of notice of the asserted Tax liability (but not less than five days before the due date of any protest or other claim in respect thereof) and the Stockholders acknowledge in writing that such Tax Claim involves Pre-Closing Tax Period Taxes or Straddle Taxes for which the Company may be responsible. If the Stockholders elect to assume the defense of any such Tax Claim, notwithstanding anything to the contrary contained herein, (i) the Stockholders shall consult with Purchaser and shall not enter into any settlement with respect to any such Tax Claim without Purchaser's prior written consent if the effect of such settlement would be to increase the liability for Taxes of the Company or Purchaser for any period ending after the Closing Date, which consent shall not be unreasonably withheld; (ii) the Stockholders shall keep Purchaser informed of all material developments and events relating to such Tax Claim; and (iii) Purchaser shall have the right to participate, at its own cost and expense, in the defense of such Tax Claim.

                (2) If, after receiving notification of a Tax Claim, the Stockholders (i) do not timely assume control of a Tax Claim involving Pre-Closing Tax Period Taxes or Straddle Taxes for which the Stockholders are responsible, or (ii) do not provide Purchaser with timely notice of a Tax Claim involving Taxes for which Purchaser is entitled to indemnification and as a result of such lack of notice Purchaser is actually prejudiced, then Purchaser shall have the full right to contest such Tax Claim, and shall be entitled to settle or pay in full such Tax Claim (in its reasonable discretion), and thereafter pursue its right to indemnification under Section 10.2(a) without prejudice. In any such contest, Purchaser shall keep the Stockholders informed of all material developments and events relating to such Tax Claim, and Stockholders shall have the right to participate, at their own cost and expense, in the defense of such Tax Claim. The Stockholders shall reimburse Purchaser for all reasonable legal fees, costs and expenses incurred by Purchaser in connection with the defense, contest or settlement of any Tax Claim referred to in Section 10.2(d)(2).

        (e) BROKERS AND FINDERS. Pursuant to the provisions of this Section 10.2, (i) Purchaser shall indemnify, hold harmless and defend the Stockholders from the payment of any and all broker's and finder's expenses, commissions, fees or other terms of compensation or indemnification which may be due or payable in connection with the transactions contemplated by this Agreement or may have been earned by any broker or finder acting on behalf of Purchaser in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby, and any Damages related thereto, and (ii) each Stockholder shall indemnify, hold harmless and defend Purchaser from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation or indemnification which may be due or payable in connection with the transactions contemplated by this Agreement (other than the Company's Agreement with BA Partners dated August 9, 1996, which shall be payable by the Company (except with respect to indemnity obligations, if any)) or may have been earned by any broker of finder acting on behalf of such Stockholder in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby, and any Damages related thereto.

        (f) LIMITATIONS. AFTER THE CLOSING:

             (i) Neither Don Gaston or Nash, on the one hand, nor Purchaser, on the other, shall be liable to the other under Section 10.2 for any Damages (except for breaches of the representations and warranties contained in Sections 4.1(c), 4.3 and 4.13, and except for the tax indemnification contained in Section 10.2(a)(ii), as to each of which no deductible shall apply), until (and then only to the extent that) the aggregate amount otherwise due the party being indemnified exceeds on a cumulative basis $300,000; and

                (ii) No Stockholder (other than Gaston for himself and the Gaston Stockholders) shall be responsible for the breach by any other Stockholder of his representations in Section 4.1. Neither Don Gaston nor Nash shall be individually liable for more than 50% of any Damages, except for Damages resulting from the breach of Section 4.1(b), (c) or
        (d) by Nash (for which Nash shall be liable 100%) or by any other Stockholder (for which Don Gaston shall be liable 100%). Except for breaches of Sections 4.1(c), 4.3 and 4.13, and except for the Tax Indemnification contained in Section 10.2(a)(ii), as to each of which no maximum shall apply, in no event shall the aggregate Damages payable hereunder by Don Gaston and Nash, on the one hand, or Purchaser on the other, exceed $3,000,000.

                                   ARTICLE XI
                                 MISCELLANEOUS

        11.1 TERMINATION. (a) Anything herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing, in each case by notice to the other parties, (i) by mutual consent of the parties, (ii) by the Stockholders if the Closing shall not have occurred on or before the Cut-Off Date, by reason of the failure of any condition precedent in Article VII hereof (unless the failure results from the Stockholders or the Company breaching in a material respect any representation, warranty or covenant in this Agreement), or (iii) by Purchaser if the Closing shall not have occurred on or before the Cut-Off Date, by reason of the failure of any condition precedent in Article VIII hereof (unless the failure results from Purchaser breaching in a material respect any representation, warranty or covenant in this Agreement).

        In the event that a condition precedent to its obligations is not satisfied, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Closing.

        Subject to Section 11.1(b) hereof, in the event of the termination of this Agreement by either the Stockholders or Purchaser as above provided, neither the Stockholders or the Company, on the one hand, nor Purchaser, on the other, shall have any liability hereunder of any nature whatsoever (other than pursuant to Sections 11.7, 11.11 and 11.16) to the other, including any liability for damages, unless either the Stockholders or the Company, on the one hand, or Purchaser, on the other, is in default under its obligations hereunder, in which event the parties in breach shall be liable to the other party for such breach.

        (b) If (x) this Agreement is terminated by the Stockholders pursuant to
Section 11.1 (a)(ii) or by Purchaser pursuant to Section 11. 1(a)(iii) and (y) at the time of termination any one of the conditions to the Closing set forth in Sections 7.2 and 8.2 (to the extent that they relate to expiration or other termination of the applicable waiting period under the HSR Act) or any one of the conditions to the Closing set forth in Sections 7.3 and 8.3 (to the extent they relate to governmental actions, suits or proceedings, or injunctions or other orders issued to prevent a violation of or otherwise related to antitrust laws) has not been satisfied, then Purchaser shall promptly pay to the Company $5,000,000 in immediately available funds. Notwithstanding the foregoing, Purchaser shall not pay such amount if at the time of termination any condition to the obligations of Purchaser contained in Article VIII (other than the condition set forth in Section 8.2 to the extent it relates to the expiration or other termination of the applicable waiting period under the HSR Act or the condition set forth in
Section 8.3 to the extent it relates to governmental actions, suits, or proceedings or injunctions or other orders issued to prevent a violation of or otherwise related to antitrust laws) has not been satisfied (or in the case of the conditions set forth in Sections 8.1 , 8.4 and 8.5, would not be capable of being satisfied if the Closing were to take place at the time of termination).

        11.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        11.3 NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder shall be in writing and delivered personally or mailed by prepaid first-class mail, overnight courier, telex. or facsimile, as follows:

        If to the Stockholders, addressed to:

              Merrill L. Nash
              1014 Hampton Road
              Arcadia, California 91006

              and

              Don Gaston
              43 Baldwin Farms North
              Greenwich, Connecticut 06830

        With copies to:

              Thomas W. Dobson
              Latham & Watkins
              633 West Fifth Street, Suite 4000
              Los Angeles, California 90071
              Telecopier: (213) 891-8763

              and

              Jeffrey Holden
              Zapruder & Odell
              601 Thirteenth Street, N.W., Suite 720 North
              Washington D.C. 20005
              Telecopier: (202) 508-9601

        If to the Company, addressed to:

              Symons Corporation
              251 South Lake Avenue, Suite 606
              Pasadena, California 91101
              Telecopier: (818) 577-1324
              Attention: Merrill L. Nash

        With a copy to:

              Thomas W. Dobson
              Latham & Watkins
              633 West Fifth Street, Suite 4000
              Los Angeles, California 90071
              Telecopier: (213) 891-8763

        If to Purchaser, addressed to:

              Dayton Superior Corporation
              721 Richard Street
              Miamisburg, Ohio 45342
              Telecopier: (513) 866-9448
              Attention: John A. Ciccarelli

        With a copy to:

              Dave Neuhardt
              Thompson, Hine & Flory
              2000 Courthouse Plaza N.E.
              Dayton, OH 45402
              Telecopier: (513) 443-6635

or to such other place and with such other copies as any party may designate as to itself by written notice to the others. All such notices and communications shall be deemed to have been duly given: if delivered by hand, when personally delivered; if mailed as aforesaid, two business days after being deposited in the mail, postage prepaid; if by overnight courier with guaranteed delivery, the next day; if telexed, when answered back; and if transmitted by facsimile, when receipt is acknowledged.

       11.4 CHOICE OF LAW.

        (a) This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware (without reference to the choice of law provisions of Delaware law) except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this

Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

        (b) Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under Delaware law. Additionally. each party hereby appoints RL&F Service Corp., One Rodney Square, Wilmington, Delaware 19810, as agent for service of process in Delaware.

        (c) Each party irrevocably and unconditionally agrees and consents that any suit, action or other legal proceeding arising out of or related to this Agreement shall be brought and heard in New Castle County, State of Delaware (a "DELAWARE COURT"), and each party irrevocably consents to personal jurisdiction in any and all tribunals in said County.

        (d) To the extent that Purchaser, the Company or any of the Stockholders has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement. Each of the parties hereto: (i) waives and agrees not to plead or make any objection to the venue of any action, suit or proceeding in respect of this Agreement (a "PROCEEDING") in a Delaware Court; (ii) waives and agrees not to plead or make any claim that any Proceeding brought in a Delaware Court has been brought in an improper or otherwise inconvenient forum; (iii) waives and agrees not to plead or make any claim that a Delaware Court lacks personal jurisdiction; and (iv) waives any right to remove any Proceeding to a federal court except where such courts are vested with sole and exclusive jurisdiction.

        11.5 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules hereto (including the Disclosure Schedule), and the Confidentiality Agreement, dated October 16, 1996, among the parties, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        11.6 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.7 EXPENSES. Except as set forth below or as otherwise specified herein, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect. Notwithstanding the foregoing, it is understood and agreed that the Company will pay the fees and expenses of BA Partners, Latham & Watkins and Ernst & Young LLP in connection with this Agreement and the transactions contemplated hereby. Purchaser agrees that if there is a request for additional information from a governmental agency (including an informal inquiry short of a formal second request, a "SECOND REQUEST") under the HSR Act as a result of Purchaser's proposed purchase of the Stock, Purchaser will reimburse the Stockholders and/or the Company for up to an aggregate of $750,000 of reasonable costs (including fees and expenses of attorneys and advisors) actually incurred in responding to, preparing to respond to, or incurred in preparations in anticipation of, such request. The Company may invoice Purchaser, in reasonable detail, on a monthly basis for the reimbursement of such costs.

        11.8 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

        11.9 TITLES. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        11.10 PUBLICITY. No party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other parties except as such release or statement may be required by law or the rules of the New York Stock Exchange.

        11.11 CONFIDENTIAL INFORMATION. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, Purchaser acknowledges that it will have access to confidential information of the Company. Such confidential information shall be subject to the Confidentiality Agreement, dated October 16, 1996, between the parties.

        11.12 NO THIRD-PARTY BENEFICIARIES. Except as provided in Section 10.2, no person (other than parties to this Agreement or their respective successors or permitted assigns) shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained.

        11.13 STOCKHOLDER MATTERS. Whenever any representation or promise is made herein by the Stockholders, it is made severally by each Stockholder. Any action required or permitted to be taken by the Stockholders hereunder, including any amendment, waiver or consent of such Stockholders, may be effected by Nash for himself and Don Gaston on behalf of the Gaston Stockholders. Each Gaston Stockholder has appointed Don Gaston as his attorney-in-fact for all such purposes.

        11.14 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

        11.15 VARIATION OF PRONOUNS. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity or identities of the antecedent person or persons may require.

        11.16 ATTORNEYS' FEES. In an action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover, to the extent successful, reasonable attorneys' fees in addition to any other remedy.

     IN WITNESS WHEREOF, each of the parties has duly executed or caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                      DAYTON SUPERIOR CORPORATION


                                      By:  /s/ John A. Ciccarelli
                                          -----------------------------
                                      Name: John A. Ciccarelli
                                      Title: President and CEO


                                      SYMONS CORPORATION


                                      By:  /s/ Merrill L. Nash
                                          -----------------------------
                                      Name: Merrill L. Nash
                                      Title: President



                                          /s/ Jeffrey Holden
                                       --------------------------------
                                       GASTON STOCKHOLDERS
                                       By their Attorney-in-Fact,
                                       Jeffrey Holden


                                          /s/ Merrill L. Nash
                                       --------------------------------
                                       MERRILL L. NASH

                                   EXHIBIT A

                                  SENIOR NOTE
                                  -----------


$5,000,000
                                                               ___________, 1997

        for value received, the undersigned Dayton Superior Corporation, an Ohio corporation (the "COMPANY"), promises to pay to Merrill L. Nash (the "HOLDER"), on ________, 2004 [7th anniversary] , in lawful money of the United States of America and in immediately available funds, the principal amount of FIVE MILLION DOLLARS ($5,000,000), or if less, the aggregate unpaid and outstanding principal amount of this Note, and all other amounts owed by the Company to the Holder hereunder, including any accrued and unpaid interest hereunder.

        1. INTEREST. The Company promises to pay to the Holder interest on the principal amount of the Note then outstanding at the rate of 10.5% per annum, compounded semi-annually, payable in arrears on the first day of each month, commencing on __________, 1997, or if any such day is not a Business Day, on the next succeeding business day (each an "INTEREST PAYMENT DATE"). "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

        Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Note will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the date of original issuance of the Note. To the extent lawful, the Company shall pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue principal at the interest rate on the Note set forth above plus three percent; it shall pay interest on overdue installments of interest (without regard to applicable grace periods) at the same rate, all to the extent lawful.

        2. METHOD OF PAYMENT. Principal and interest on the Note will be payable by check mailed to the Holder at his address set forth below; provided that if Holder has given wire transfer instructions to the Company, the Company will be required to make all payments by wire transfer of immediately available funds to the account specified by the Holder. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.

        3. RANKING. This Note shall rank pari passu with all unsecured and unsubordinated debt of the Company, and senior to any subordinated debt of the Company.

        4. REDEMPTION AT THE OPTION OF THE HOLDER. The Note is not redeemable at the Holder's option until __________, 1998 [one year anniversary). Thereafter, the Note will be subject to redemption at the option of the Holder, in whole or in part, upon not less than 30 days' notice, at 100% of the principal amount being redeemed, plus accrued and unpaid interest thereon. Provided no default is made in payment of the redemption price, during the period commencing upon receipt by the Company of notice of redemption to the date of such redemption, no interest shall be payable on the portion of the Note to be redeemed. Notwithstanding the foregoing, in the event of a Rating

Decline (as defined below) this Note shall be redeemable at the option of the Holder upon ten days notice. The Company shall give notice of any Rating Decline to Rolder within two Business Days of such event. "RATING DECLINE" means (i) there has been an announcement by any "nationally recognized statistical rating organization," as defined for purposes of Rule 436(g) under the Securities Act of 1933, as amended, that (a) it is downgrading its rating assigned to any debt or class of securities of the Company or (b) it is reviewing its ratings assigned to any debt or class of securities of the Company with a view to possible downgrading, or with negative implications, or direction not determined, or (ii) the net worth of the Company reported in its financial statements filed with the Securities and Exchange Commission for any quarter shall decline by 25 % or more from the net worth of the Company in the previous quarter.

        Following receipt by the Company of such notice of redemption, the Company shall deliver to Holder funds representing the amount of this Note so redeemed, together with all accrued and unpaid interest on such redeemed portion and a new Note representing the portion of unredeemed principal amount of the Note, on the Interest Payment Date immediately following the thirtieth day after receipt of the notice of redemption by the Company.

        5. REDEMPTION AT THE OPTION OF THE COMPANY. The Note is redeemable at the Company's option upon the death of Holder. Thereafter, the Note will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at 100% of the principal amount to be redeemed, plus accrued and unpaid interest thereon to the redemption date. The Company shall deliver to Holder's representative funds representing the amount of this Note so redeemed, together with all accrued and unpaid interest on such redeemed portion and a new Note representing the portion of unredeemed principal amount of the Note, on the Interest Payment Date immediately following the dispatch of the notice of redemption.

        6. DEFAULTS AND REMEDIES. The following constitute Events of Default (each an "EVENT OF DEFAULT") under this Note: (i) a default for 30 days in the payment when due of interest on this Note; (ii) a default in payment when due of the principal of this Note; (iii) failure by the Company for 60 days after notice to comply with any of its other agreements in this Note; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its subsidiaries (or the payment of which is guaranteed by the Company or any of its subsidiaries) whether such indebtedness or guarantee now exists, or is created after the date of this Note, which default
(a) is caused by a failure to pay principal of or interest on such indebtedness prior to the expiration of any grace period provided in such indebtedness on the date of such default (a "PAYMENT DEFAULT") or (b) results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $1,000,000 or more; (v) failure by the Company or any of its subsidiaries to pay final judgments aggregating in excess of $1,000,000, which judgments are not paid, discharged or stayed, for a period of 60 days; (vi) the Company or any of its subsidiaries pursuant to or within the meaning of any bankruptcy law (a) commences a voluntary case, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to the appointment of a custodian of it or for all or substantially all of its property, (d) makes a general assignment for the benefit of its creditors, or (e) generally is unable to pay its debts as the same become due; or (vii) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (a) is for relief against the Company or any of its subsidiaries in an involuntary case, (b) appoints a custodian of the Company or any of its subsidiaries or for all or substantially all of their property, (c) orders the liquidation of the Company or any of its subsidiaries, and the order or decree remains unstayed and in effect for 60 days. Upon the occurrence of any Event of Default, the Company shall deliver to Holder by next day mail or facsimile at his address set forth herein notice of such Event of Default stating the Event of Default, the date of occurrence of such Event of Default, and any action taken or being taken by the Company to remedy such Event of Default. If any Event of Default occurs and is continuing, the Holder may declare all outstanding principal and accrued but unpaid interest under this Note to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any subsidiary as set forth in clauses (vi) and (vii) of this paragraph, all amounts outstanding under the Note will become due and payable without further action or notice.

        7. TRANSFER OR EXCHANGE. The Note may not be, directly or indirectly, assigned, transferred or exchanged by the Holder.

        8. NOTICE. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by the Company to the Holder or by the Holder to the Company shall be in writing and delivered personally or mailed by prepaid first-class mail, overnight courier, telex, or facsimile, addressed to:

           Merrill L. Nash
           1014 Hampton Road
           Arcadia, California 91006

        With a copies to:

           Latham & Watkins
           633 W. Fifth Street
           Suite 4000
           Los Angeles, California 90071
           Facsimile No. (213) 891-8763
           Attention: Thomas W. Dobson, Esq.

        and:

           Dayton Superior Corporation
           721 Richard Street
           Miamisburg, Ohio 45342
           Facsimile No. (513) 866-9448
           Attention: John A. Ciccarelli

        9. GOVERNING LAW. This Note shall be construed and interpreted in accordance with and governed by the internal laws of the State of Delaware, without regard to the rules of conflict of laws thereof.

         10. MISCELLANEOUS. The Company agrees to pay all costs and expenses, including without limitation reasonable attorneys' fees, incurred by Holder and the Company in connection with the enforcement of this Note.


                                  DAYTON SUPERIOR CORPORATION


                                  ----------------------------
                                  By:     John A. Ciccarelli
                                  Its:    President and CEO

                              NOTICE OF REDEMPTION


        The undersigned owner of this Note hereby irrevocably exercises the option to redeem this Note, or portion hereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of this Note, and directs that the payment for this Note or portion of this Note indicated below be delivered to the undersigned in the manner provided for payments of interest on this Note.

        Principal amount to be redeemed (in an integral multiple of $1,000, if less than all):$_____________________



Name and address:

        Name:     Merrill L. Nash
        Address:  1014 Hampton Road
                  Arcadia, California 91006


Social Security Number: ___________________

                                   EXHIBIT B


                                      SHAREHOLDER
NAME AND ADDRESS                      PERCENTAGE      SHARES    CONSIDERATION
----------------                      ----------      ------    -------------

         MERRILL L. NASH                 50.00%        2,500     $17,000,000

         DON F. GASTON                    8.32%          416       2,828,800

         PAULA GASTON                     8.34%          417       2,835,600

         PAUL E. GASTON                   8.34%          417       2,835,600

         DONNA GASTON                     8.34%          417       2,835,600
         CARPENTER

         PATRICIA GASTON BURT             8.34%          417       2,835,600

         PETER F. GASTON                  2.08%          104         707,200

         JOHN E. GASTON                   2.08%          104         707,200

         SARAH H. GASTON                  2.08%          104         707,200

         GEORGE BURTON                    2.08%          104         707,200
         CARPENTER
                                        -------        -----     -----------
                                        100.00%        5,000     $34,000,000

                             DESCRIPTION OF OMITTED
                             EXHIBITS AND SCHEDULES
                             ----------------------
Exhibit          Description
-------          -----------

  C              Form of Opinion of Thompson Hine & Flory
  D              Form of Opinion of Latham & Watkins
  E              Form of Opinion of Zapruder & Odell

Disclosure Schedule
-------------------

 2.3             Environmental Expense Reserves
 3.2(c)          Promissory Notes
 4.1(a)          Enforceability Exceptions
 4.1(b)          Spousal Consents
 4.5             Interim Financial Statements
 4.5A            Audited Financial Statements
 4.6(a)          Certain Changes or Events since August 31, 1997
 4.6(b)          Certain Changes or Events since February 28, 1997
 4.8             Real Property
 4.9             Contracts
 4.10            Exceptions to Noncontravention
 4.13(b)(2)(A)   Jurisdictions in which Tax Returns Filed
 4.13(b)(2)(B)   Taxes Filed
 4.13(b)(3)      Pending Tax Audits
 4.14            Litigation
 4.15(b)         Product Warranties and Liabilities
 4.15(c)         Undisclosed Liabilities
 4.16            Permits
 4.17            Employment and Labor Agreements
 4.18            Employee Plans
 4.19            Proprietary Rights
 4.20            Insurance Contracts
 5.5             Consents and Approvals
 7.5             Guarantees
 9.3             Non-Compete Exceptions